SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 4, 2006

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2006 the Human Resources and Compensation Committee of the Company’s Board of Directors approved an agreement between the Company and Kevin G. Wills, the Company’s Executive Vice President of Finance and Chief Accounting Officer, dated April 14, 2006 (the “Agreement”).

On May 13, 2005 the Human Resources and Compensation Committee of the Board of Directors authorized an award to Mr. Wills of 20,000 shares of restricted stock (the “2005 Award”) pursuant to the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”), 10,000 shares of which would vest on May 11, 2007 and 10,000 shares of which would vest on May 11, 2008 if Mr. Wills remained continuously employed by the Company to those dates. The first installment of the 2005 Award was void as it did not comply with the terms of the 2004 Plan, which requires a three-year restriction period for all restricted stock awards.

In lieu of, and in substitution for, the voided first installment of the 2005 Award, the Company agrees in the Agreement to pay to Mr. Wills within five business days after May 11, 2007 an amount in cash equal to the sum of (i) and (ii), with (i) being the product of (A) the New York Stock Exchange closing price of the Company’s Common Stock on May 11, 2007 and (B) 10,000, and (ii) being the product of (A) the total per-share dividends paid with respect to the Company’s Common Stock (valued at fair market value if paid other than in cash) from and after May 13, 2005 to and including May 11, 2007 and (B) 10,000, less deductions for payroll taxes and similar assessments as required by law. The payment referred to in the preceding sentence is referred to as the “Cash Payment.” Except as provided in the next two paragraphs, to be eligible to receive the Cash Payment Mr. Wills must be continuously employed by the Company to and including the close of business on May 11, 2007. If the Cash Payment does not vest it will be immediately forfeited.

If a Change in Control (as defined in the 2004 Plan) occurs and all then-unvested shares of restricted stock awarded by the Company to its associates immediately vest, either in accordance with the 2004 Plan or as a result of action by the Company’s Board of Directors, then the Cash Payment (including any dividends) will immediately vest as provided in the next sentence. To calculate the amount of the Cash Payment in accordance with the preceding sentence the Company will use the per-share consideration paid to the Company’s shareholders with respect to their shares of the Company’s common stock as a result of the Change in Control instead of the New York Stock Exchange closing price.

If Mr. Will’s employment is terminated in accordance with section 5(a) of Mr. Wills’s Employment Agreement dated May 13, 2005 (the “Employment Agreement”), the Cash Payment (including any dividends) will immediately vest to the same extent as restricted stock awards would vest in accordance with section 5(b)(ii) of the Employment Agreement upon a termination of Mr. Wills’s employment. If immediate vesting occurs, the Company will make the payment within five business days following the termination of Mr. Wills’s employment. To calculate a Cash Payment that immediately vests in accordance with the preceding sentence, the Company will use the New York Stock Exchange closing price of the Company’s common stock on the date of termination of Mr. Wills’s employment, and if termination occurs at the time of or following a Change in Control, the Cash Payment will be calculated in accordance with the preceding paragraph.

The Agreement amends section 3(d) of the Employment Agreement by eliminating the Company’s obligation to award to Mr. Wills the first installment, 10,000 shares of restricted stock, of the 2005 Award.

1

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
99.1	Copy of agreement between Saks Incorporated and Kevin G. Wills dated April 14, 2006.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: May 10, 2006	/s/ CHARLES J. HANSEN
Executive Vice President and General Counsel

3